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Pricing Supplement dated JUNE 1, 2001                             Rule 424(b)(3)
(To Prospectus dated December 21, 1999 and                    File No. 333-90457
Prospectus Supplement dated January 7, 2000)


                       NATIONAL CONSUMER COOPERATIVE BANK
                                Medium-Term Notes
                Due from 9 Months to 30 Years from Date of Issue
                                  Floating Rate

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
Principal Amount: $25,000,000                          Initial Interest Rate: 3 MO. LIBOR + 1.15%

Agent's Discount or Commission: $50,000 (.20%)         Original Issue Date: JUNE 6, 2001

Net Proceeds to Issuer: $24,950,000                    Stated Maturity Date: DECEMBER 6, 2002

CUSIP: 63554EAH0                                       Par Put Date: JULY 8, 2002
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Calculation Agent: BANC ONE

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Interest Rate Basis or Bases:
      / /  CD Rate                  / /  Prime Rate      / /  Federal Funds Rate
      / /  Commercial Paper Rate    /X/  LIBOR           / /  Treasury Rate
      / /  Other (see attached)     / /  CMT Rate

If LIBOR:
     / /  LIBOR Reuters
            Page:
     /X/  LIBOR TELERATE
            PAGE: 3750
     Designated LIBOR Currency:

If CMT Rate:

     Designated CMT Telerate Page:
          If Telerate Page 7052:
             / /  Weekly Average
             / /  Monthly Average
     Designated CMT Maturity Index:

Initial Interest Reset Date: JUNE 6, 2001              Spread (+/-): + 1.15%
Interest Reset Dates: 6TH OF MAR, JUNE, SEP & DEC      Spread Multiplier:
Interest Reset Period: QUARTERLY                       Maximum Interest Rate:
Interest Payment Period: QUARTERLY                     Minimum Interest Rate:
Interest Payment Dates:
    / /  May 1 and November 1
    /X/  other: 6TH OF MAR, JUNE, SEP & DEC
Regular Record Date(s)
    (If other than April 15 and October 15):
Index Maturity:
Calculation Agent:
Exchange Rate Agent:
Day Count Convention:
     /X/  ACTUAL/360 FOR THE PERIOD FROM 6/6/01 TO 12/6/02
     / /  Actual/Actual for the period from _______ to _______
     / /  30/360 for the period from _______ to _______

Redemption:
     /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes can be redeemed prior to Stated Maturity Date.
          Initial Redemption Date:
          Initial Redemption Percentage:  ____%
          Annual Redemption Percentage Reduction ____% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
     / / The Notes cannot be repaid prior to the Stated Maturity Date. /X/ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     /X/ Optional Repayment Date(s): ONE TIME PUT AT PAR ON JULY 8, 2002 WITH NOTIFICATION ON JUNE 6, 2002.
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Currency:
     Specified Currency: _________________ (if other than U.S. dollars, see attached)
     Minimum Denominations: ______________ (applicable only if Specified Currency is other than U.S. dollars)

Authorized Denomination
(If other than $1,000 and integral multiples thereof):

Original Issue Discount:      / /  Yes     /X/  No
     Issue Price:   %:

Agent:
     /X/  Credit Suisse First Boston Corporation.
     / /  Banc of America Securities LLC
     / /  Banc One Capital Markets, Inc.
     / /  SPP Capital Partners, LLC
     / /  Other _______________

Agent acting in the capacity as indicated below:
     / /  Agent        /X/  Principal

If as Principal:
     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     /X/ The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

Other provisions:

       TERMS ARE NOT COMPLETED FOR CERTAIN ITEMS ABOVE BECAUSE SUCH ITEMS
                               ARE NOT APPLICABLE.